UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): July 15, 2008

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d): On July 15, 2008, the board of directors of Rosetta Resources Inc. ("Rosetta") appointed Philip L. "Phil" Frederickson, to be a member of the board of directors of Rosetta, which brings the total number of directors of Rosetta to six.

In addition to serving on the Board of Directors, Mr. Frederickson is also expected to be named a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of Rosetta. Mr. Frederickson qualifies as an "independent" director, and his expected appointment to the above committees is in accordance with the standards promulgated by the NASDAQ Global Select Market and by the Securities and Exchange Commission.

In connection with his appointment to be a member of Rosetta's board, Frederickson will receive 3,500 shares of restricted common stock and fully-vested options to purchase 5,000 shares of Rosetta's common stock at an exercise price equal to fair market value (average of high and low trading prices) on July 14, 2008. In addition, Frederickson may elect to receive shares of Rosetta common stock in lieu of cash Board retainer fees. Each of these grants is issued under Rosetta's 2005 Long-Term Incentive Plan. The restricted common will vest over three years: 25% on the first anniversary of the grant, 25% on the second anniversary of the grant, and the remaining 50% on the third anniversary of the grant. In addition to the grants described above, Frederickson is eligible for the regular compensation paid by Rosetta to a non-employee director, which will be prorated during his initial term.

A copy of Rosetta's press release relating to this event is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
None
(b) Pro forma financial information:
None
(c) Shell company transactions:
None
(d) Exhibits
99.1 "Rosetta Resources Inc. Names New Director to Board of Directors"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2008	ROSETTA RESOURCES INC.

	By:	/s/ Michael J. Rosinski

Michael J. Rosinski
Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated July 15, 2008.